Exhibit 23.1


                          Consent of Ernst & Young LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Navarre Corporation for the registration of 530,000 shares of its common stock, and to the incorporation by reference therin of our report dated July 26, 1996, with respect to the consolidated financial statements of Navarre Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 1996, and the related financial ststement schedule included therin, filed with the Securities and Exchange Commission.

                                                 Ernst & Young LLP

Minneapolis, Minnesota
July 26, 1996